SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)            August 10, 2004

Systemax Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-13792 (Commission File number)	11-3262067 (I.R.S. Employe Identification No.)

11 Harbor Park Drive, Port Washington, New York 11050
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:   (516) 608-7000

Item 12. Results of Operation and Financial Condition.

          The following press release regarding Second Quarter 2004 financial results and other matters was issued by the Company on August 10, 2004:

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:
Steven M. Goldschein
516-608-7000

SYSTEMAX REPORTS SECOND QUARTER RESULTS

PORT WASHINGTON, NY, August 10, 2004 - Systemax Inc. (NYSE:SYX), a leading manufacturer and distributor of PC hardware, related computer products and industrial products in North America and Europe, today announced results for the second quarter ended June 30, 2004.

Net sales for the second quarter were $431.0 million compared to $388.8 million in the year ago quarter, an increase of 10.9%. Sales in North America increased 14.4% compared to the year ago quarter, fueled by strong internet sales at the Company’s Tiger Direct subsidiary. European sales increased 5.1% in US dollars (however they were generally lower than year ago levels in local currencies). Net income was $671,000 ($.02 per fully diluted share) compared to a loss of $1.9 million ($.05 per fully diluted share) in the same period last year. Results include $973,000 in 2004 and $2.6 million in 2003 of pretax restructuring and other charges. Excluding the effects of restructuring and other charges, net income would have been $1.2 million, or $.04 per diluted share, compared to $700,000, or $.02 per diluted share, last year.

For the six months ended June 30, 2004, net sales increased 12.4% to $916.7 million compared to $815.3 million in the year-ago period. Net income for the six months was $3.1 million or $.09 per diluted share compared to $3.2 million or $.09 per diluted share last year. Results for 2004 include $5.0 million of pretax restructuring and other charges and 2003 results include a $2.6 million pretax charge for goodwill impairment. Excluding the effects of the restructuring and other charges, net income would have been $6.5 million, or $.18 per diluted share, compared to $5.8 million, or $.17 per diluted share, last year.

A reconciliation between income from operations, as reported for the three and six months ended June 30, 2004 and 2003 in accordance with GAAP, and pro forma net income, excluding the adjustments discussed above, has been provided.

Richard Leeds, Chairman and Chief Executive Officer, stated, “We continue to achieve sales growth in our North American computer business through our expanded e-commerce activities, especially in the consumer market. I am particularly encouraged by the overall growth of our consolidated e-commerce sales which amount to 25% of consolidated net sales this year compared to 21% last year. Our previously announced computer business reorganization is nearly complete, with approximately $2.5 million realized in the second quarter from workforce reduction.” Mr. Leeds added that increased sales and improved margins in the Company’s Industrial Division had a positive impact on second quarter results.

Gross profit for the second quarter was $67.8 million, or 15.7% of net sales, compared to $63.5 million, or 16.3% of net sales, in the year-ago period, an increase of $4.3 million.  The increase in gross profit includes an increase of $2.7 million in the amount of vendor allowances reclassified from selling, general and administrative expenses as a result of the adoption of Emerging Issues Task Force Issue 02-16, “Accounting for Consideration Received From a Vendor by a Customer (Including a Reseller of the Vendor’s Products)” in 2003. The overall decline in gross profit percentage was due to continued pricing pressure and a change in the mix of products sold.

Selling, general and administrative expenses for the second quarter increased by $2.4 million or 3.3% to $64.1 million compared to $61.7 million for the same period last year. This resulted from increases of $2.7 million in the amount of vendor consideration reclassified to cost of sales in 2004 and $2.3 million representing the adverse effect of movements in foreign exchange rates on our European costs. These increases were offset by savings of $2.5 million from workforce reductions in the U. S. associated with our first quarter 2004 computer business streamlining plan and reductions in catalog spending. As a percentage of sales, these expenses decreased to 14.9% compared to 15.9% in the year-ago period.

The Company also announced today that it is cooperating in an investigation by the United States Attorney’s Office for the Southern District of Florida of one or more government employees and certain former employees of the Company of possible misuse of certain previously terminated incentive programs offered by a subsidiary of the Company. The Government has informed the Company that it is not a subject of the investigation at this time.

“We believe that Systemax, as a result of the streamlining of our computer business and cost reduction programs implemented throughout the Company, is well positioned to serve the needs of our customers and take advantage of the improving economies in the markets we serve,” Mr. Leeds added.

Steve Goldschein, Chief Financial Officer, commented that the Company reduced its inventory by $28.4 million during the second quarter. This contributed to the generation of $17.7 million of cash since the beginning of the fiscal year. At June 30, 2004 the Company had $56.4 of cash and cash equivalents.

Systemax Inc. (www.systemax.com) has developed an integrated system of branded e-commerce web sites, direct mail catalogs, infomercials and relationship marketers to sell PC hardware, related computer products and industrial products in North America and Europe. Systemax is a Fortune 1000 company.

SYSTEMAX INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share and share amounts)

                                                            Three Months Ended              Six Months Ended
                                                            ------------------              ----------------
                                                             June 30,                         June 30,
                                                             --------                         --------
                                                           2004              2003           2004             2003
                                                           ----              ----           ----             ----
Net Sales                                              $430,990          $388,798       $916,726         $815,259
Cost of Sales                                           363,172           325,273        774,088          679,256
                                                  -------------      ------------   ------------     ------------
Gross Profit                                             67,818            63,525        142,638          136,003
Selling, General and Administrative Expenses             64,101            61,682        129,676          125,483
Restructuring and Other Charges                             973                            5,015              112
Goodwill Impairment                                                         2,560                           2,560
                                                  -------------      ------------   ------------     ------------
Income (Loss) From Operations                             2,744              (717)         7,947            7,848
Interest And Other Expense, Net                             426               319          1,073              533
                                                  -------------      ------------   ------------     ------------
Income (Loss) Before Income Taxes                         2,318            (1,036)         6,874            7,315
Provision For Income Taxes                                1,647               828          3,791            4,144
                                                  -------------      ------------   ------------     ------------
Net Income (Loss)                                          $671           $(1,864)        $3,083           $3,171
                                                  =============      ============   ============     ============

Net Income (Loss) Per Common Share:
Basic                                                      $.02            $(.05)           $.09             $.09
                                                  =============      ============   ============     ============
Diluted                                                    $.02            $(.05)           $.09             $.09
                                                  =============      ============   ============     ============

Weighted Average Common And Common Equivalent Shares:
Basic                                                    34,371            34,108         34,338           34,106
                                                  =============      ============   ============     ============
Diluted                                                  35,224            34,108         35,227           34,312
                                                  =============      ============   ============     ============

SYSTEMAX INC.
Condensed Consolidated Balance Sheets
(In thousands)

                                                                                             As of
                                                                           As of         December 31,
                                                                       June 30, 2004         2003
                                                                       -------------     ------------
CURRENT ASSETS:
Cash and cash equivalents                                                   $56,358           $38,702
Accounts receivable, net                                                    156,560           152,435
Inventories                                                                 126,230           133,905
Prepaid expenses and other current assets                                    35,968            36,981
                                                                     --------------   ---------------
Total Current Assets                                                        375,116           362,023
Property, plant and equipment, net                                           65,209            68,647
Other assets                                                                 11,791            14,982
                                                                     --------------   ---------------
TOTAL                                                                      $452,116          $445,652
                                                                     ==============   ===============

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt and notes payable to banks                $23,709           $20,814
Accounts payable, accrued expenses and other current liabilities            192,963           192,143
                                                                     --------------   ---------------
Total Current Liabilities                                                   216,672           212,957
Long-term debt                                                               17,590            18,353
Other liabilities                                                             1,732             1,768

Shareholders' equity                                                        216,122           212,574
                                                                     --------------   ---------------
TOTAL                                                                      $452,116          $445,652
                                                                     ==============   ===============

Systemax Inc.
Reconciliation of GAAP income to earnings excluding certain charges
(In thousands, except per share data)
(Unaudited)

                                                          Three months ended         Six months ended
                                                                June 30,                    June 30,
                                                            2004         2003          2004         2003
                                                            ----         ----          ----         ----
    Income (loss) from operations                         $2,744       $(717)        $7,947       $7,848
    Adjustments:
    Restructuring and other charges (1)                      973        2,560         5,015        2,672
                                                          ------       ------        ------       ------
    Earnings excluding certain charges before
    interest and income taxes                              3,717        1,843        12,962       10,520
    Interest and other expense, net                          426          319         1,073          533
                                                          ------       ------        ------       ------
    Earnings excluding certain charges before
    income taxes                                           3,291        1,524        11,889        9,987
    Provision for income taxes                             2,054          828         5,419        4,178
                                                          ------       ------        ------       ------
    Earnings excluding certain charges                    $1,237         $696        $6,470       $5,809
                                                          ======       ======        ======       ======

    Earnings excluding certain charges per
    diluted share                                           $.04         $.02          $.18         $.17
                                                          ======       ======        ======       ======    Diluted weighted average shares outstanding
                                                          35,224       34,108        35,227       34,312
                                                          ======       ======        ======       ======

(1) Restructuring and other charges in 2004 includes $4 million of severance and related costs for personnel terminated in the first quarter in connection with the Company's US computer streamlining plan and $1 million of costs in the second quarter associated with restructuring actions taken in Europe. In 2003, this line includes $2.6 million of goodwill written off in connection with the Company's purchase of the minority interest in its Netherlands subsidiary.

NOTE - The above reconciliation is intended to present Systemax's operating results, excluding certain charges and providing income taxes (benefits) at local effective tax rates. This reconciliation is not in accordance with, or an alternative method for, generally accepted accounting principles in the United States, and may be different from similar measures presented by other companies. The presentation of this financial measure facilitates meaningful comparison with prior periods.

Forward-Looking Statements

This press release contains forward-looking statements about the Company’s performance. These statements are based on management’s estimates, assumptions and projections and are not guarantees of future performance. The Company assumes no obligation to update these statements. Actual results may differ materially from results expressed or implied in these statements as the result of risks, uncertainties and other factors including, but not limited to: (a) unanticipated variations in sales volume, (b) economic conditions and exchange rates, (c) actions by competitors, (d) the continuation of key vendor relationships, (e) the ability to maintain satisfactory loan agreements with lenders, (f) risks associated with the delivery of merchandise to customers utilizing common carriers, (g) the operation of the Company’s management information systems, and (h) unanticipated legal and administrative proceedings. Please refer to the Forward Looking Statements section contained in Item 7 of the Company’s Form 10-K for a more detailed explanation of the inherent limitations in such forward-looking statements.

-- End –

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 11, 2004	SYSTEMAX INC. By: /s/ Steven M. Goldschein Steven M. Goldschein Senior Vice President and Chief Financial Officer